                              [POPULAR, INC. LOGO]











                                      3rd

                                 Quarter Report

                               September 30, 1998

POPULAR, INC.                                                 3RD QUARTER REPORT
                                                              SEPTEMBER 30, 1998


TO OUR STOCKHOLDERS

         Popular, Inc. reflected earnings of $57.6 million for the third quarter of 1998, compared with $53.6 million for the same period in 1997, for an increase of $4.0 million or 7.4%. Earnings per common share (EPS) for the quarter ended September 30, 1998, were $0.41, compared with $0.38 for the third quarter of 1997. The performance measures of return on assets (ROA) and return on common equity (ROE) amounted to 1.12% and 14.94%, respectively, for the third quarter of 1998, from 1.10% and 15.46% for the same period a year earlier.

         For the first nine months of 1998, net income was $169.8 million or $1.21 per common share, up 10.1% from the $154.2 million or $1.11 per common share for the first nine months of 1997. For the first nine months of this year, ROA was 1.14% and ROE was 15.26%, compared with 1.15% and 15.93% for the same period in 1997.

         Net interest income rose $12.0 million for the quarter ended September 30, 1998, when compared with the same quarter last year, as a result of sustained growth in the average volume of earning assets, partially offset by a lower yield on earning assets. In addition, other income grew $7.9 million led by a gain realized on the sale of equity securities, a rise in other service fees coupled with an increase in service charges on deposit accounts, as a result of the Corporation's continued emphasis on diversifying sources of non-interest income.

         The provision for loan losses rose $4.8 million, principally resulting from the growth in the loan portfolio and the rise in non-performing assets. The allowance for loan losses at September 30, 1998, amounted to $245 million, representing 1.98% of loans, compared with $205 million or 1.83% of loans at the same date in 1997.

         Operating expenses for the three-month period ended September 30, 1998, totaled $178.6 million compared with $167.3 million for the same quarter a year earlier. The expansion of the Corporation's business activities, the implementation of strategic initiatives and the use of technology to further enhance customer convenience were some of the driving factors that resulted in higher operating expenses.

         The Corporation's total assets at September 30, 1998, were $21.3 billion compared with $19.9 billion at the same date in 1997 and $20.0 billion as of June 30, 1998. Total loans reached $12.4 billion while total deposits were $12.5 billion. The Corporation's capital increased to $1.70 billion at September 30, 1998, compared with $1.45 billion a year earlier. At September 30, 1998, the market value of the Corporation's common stock amounted to $28.38.

         On August 13, 1998, the Board of Directors of Popular, Inc. declared a cash dividend of $0.14 per common share for the third quarter of 1998. This represents a 27.3% increase over the $0.11 per share paid in previous quarterly cash dividends (after adjusting for the stock split effective on July 1, 1998). The dividend was paid on October 1, 1998, to shareholders of record on September 11, 1998.

         In August, Banco Popular de Puerto Rico became the first bank in Puerto Rico to launch the new American Express credit card. In addition to providing revolving credit facilities, this new card will provide its holders access to over 190,000 automatic teller machines (ATM) that are part of the American Express worldwide ATM network and ATH network of Banco Popular, participation in the American Express Retail Protection and Travel Accident Insurance Programs, among others.

         On September 21, 1998, Hurricane Georges struck the island of Puerto Rico, the Corporation's principal place of business. Economists estimate infrastructure and personal property losses to be about $3.8 billion, whereas the loss of production due to the lack of electricity, water and communications could reach $3.1 billion. In 1994, Banco Popular de Puerto Rico established a bankwide Disaster Recovery Plan that proved its effectiveness with Georges. Notwithstanding the impact this hurricane had on Puerto Rico, 86% of the branch network was fully operational seven days after the hurricane, and the operations of both the ATH network and the bank's electronic data center were never interrupted.

         On September 30, 1998, Popular, Inc. became the principal shareholder of Banco Gerencial & Fiduciario (BGF) with the acquisition of 45% in newly issued stock. BGF is the fourth largest bank in the Dominican Republic, with $496 million in total assets and $320 million in total deposits.

         During this quarter, we continued investing in our franchise as the Corporation signed an agreement to acquire First State Bank of Southern California. First State, with $180 million in assets and over $155 million in deposits, has five branches located in Santa Fe Springs, Paramount, Lynwood and Los Angeles. Also, the Corporation signed an agreement to acquire Gore-Bronson Bancorp (GBB), and its subsidiaries Bronson-Gore


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
POPULAR, INC.                                                 3RD QUARTER REPORT
                                                              SEPTEMBER 30, 1998


Bank, Irving Bank, and Water Tower Bank with assets of $250 million and deposits of over $220 million. This corporation specializes in asset-based lending and operates five branches in the Greater Chicago Metropolitan Area.

         In addition, Popular Cash Express (PCE) is in the process of acquiring Inglewood Quik Check, Inc., a corporation that handles eight check-cashing locations and 27 mobile check-cashing operations in California. Also, PCE will acquire Houston Check-Cashers, Inc., and The Telephone Center, located in Texas and Florida, respectively.

         All of these acquisitions have received the approval from the regulatory agencies and are expected to close during the last quarter of 1998.

         Furthermore, focusing on our objective of becoming the number one bank for the Hispanics in the United States, the Corporation continues its plan of corporate reorganization for its U.S. banking subsidiaries. The objective of this reorganization is to consolidate all banking operations within the U.S. mainland into one legal entity with corporate offices in Chicago and regional offices in Florida, California, New York, New Jersey, and Illinois. This new structure will facilitate the communication and geographic expansion while at the same time reduce costs, provide more flexibility and efficiency to the Corporation.

         The Corporation is aggressively addressing the operating challenges imposed by the "Year 2000". We have been actively engaged in modifying, converting and testing our computer systems as well as working with customers and business partners to ascertain their progress toward Year 2000 compliance. Our projection is to have all mission critical items Year 2000 ready and implemented by June 30, 1999.


                                   /s/ Richard L. Carrion
                                   -------------------------------
                                   Richard L. Carrion
                                   Chairman, President and
                                   Chief Executive Officer

POPULAR, INC.                                                 3RD QUARTER REPORT
                                                              SEPTEMBER 30, 1998


Financial Highlights

BALANCE SHEET HIGHLIGHTS                            AT SEPTEMBER 30,                           AVERAGE FOR THE NINE MONTHS
(In thousands)                            1998            1997           Change            1998            1997          Change
Money market investments              $   823,396     $   475,412     $   347,984      $   747,358     $   644,595     $  102,763
Investment and trading securities       6,734,621       6,923,609        (188,988)       6,359,326       6,001,053        358,273
Loans                                  12,362,527      11,182,061       1,180,466       11,671,654      10,329,862      1,341,792
Total assets                           21,273,593      19,896,785       1,376,808       19,924,608      17,972,201      1,952,407
Deposits                               12,547,778      11,214,167       1,333,611       12,028,881      10,808,220      1,220,661
Borrowings                              6,590,229       6,902,566        (312,337        5,892,423       5,640,541        251,882
Stockholders' equity                    1,696,891       1,449,780         247,111        1,533,104       1,341,984        191,120

OPERATING HIGHLIGHTS
(In thousands, except per share information)

                                                  THIRD QUARTER                       NINE MONTHS
                                           1998        1997       Change      1998        1997       Change
Net interest income                      $215,041    $203,005    $12,036    $642,137    $574,255    $67,882
Provision for loan losses                  34,667      29,849      4,818     101,756      78,949     22,807
Fees and other income                      74,221      66,309      7,912     215,058     176,791     38,267
Other expenses                            197,015     185,852     11,163     585,603     517,854     67,749
Net income                               $ 57,580    $ 53,613    $ 3,967    $169,836    $154,243    $15,593
Net income applicable to common stock    $ 55,493    $ 51,526    $ 3,967    $163,574    $147,981    $15,593
Earnings per common share                    0.41        0.38       0.03        1.21        1.11       0.10

SELECTED STATISTICAL
INFORMATION                                                THIRD QUARTER               NINE MONTHS
                                                         1998         1997          1998         1997
COMMON STOCK DATA -Market price
         High                                          $ 36.75      $ 27.94       $ 36.75      $ 27.94
         Low                                             28.00        20.57         23.03        16.53
         End                                             28.38        26.50         28.38        26.50
         Book value at period end                        11.80         9.98         11.80         9.98
         Dividends declared                               0.14         0.11          0.36         0.29
         Dividend payout ratio                           26.86%       23.30%        27.32%       24.19%
         Price/earnings ratio                            17.74x       18.21x        17.74x       18.21x

 PROFITABILITY RATIOS
         Return on assets                                 1.12%        1.10%         1.14%        1.15%
         Return on common equity                         14.94        15.46         15.26        15.93
         Net interest spread (taxable equivalent)         3.89         4.02          4.03         4.06
         Net interest yield (taxable equivalent)          4.77         4.72          4.92         4.85
         Effective tax rate                              24.21        25.67         25.96        26.75
         Overhead ratio                                  48.55        49.77         48.43        49.58

CAPITALIZATION RATIOS
         Equity to assets                                 7.73%        7.35%         7.69%        7.47%
         Tangible equity to assets                        6.72         6.23          6.64         6.60
         Equity to loans                                 13.19        12.89         13.14        12.99
         Internal capital generation                      9.28        10.31          9.98        10.85
         Tier I capital to risk-adjusted assets          12.06        12.06         12.06        12.06
         Total capital to risk-adjusted assets           14.42        14.47         14.42        14.47
         Leverage ratio                                   7.37         6.88          7.37         6.88

CREDIT QUALITY RATIOS
         Allowance for losses to loans                    1.98%        1.83%         1.98%        1.83%
         Allowance to non-performing assets              87.17        96.38         87.17        96.38
         Allowance to non-performing loans               95.94       102.15         95.94       102.15
         Non-performing assets to loans                   2.28         1.90          2.28         1.90
         Non-performing assets to total assets            1.32         1.07          1.32         1.07
         Net charge-offs to average loans                 0.93         1.14          0.94         0.93
         Provision to net charge-offs                     1.25x        0.95x         1.24x        1.09x
         Net charge-offs earnings coverage                4.00         3.24          4.02         4.01


NOTE: All common stock data has been adjusted to reflect the stock split effected in the form of a dividend on July 1, 1998.


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
POPULAR, INC.                                                 3RD QUARTER REPORT
                                                              SEPTEMBER 30, 1998


Consolidated Statements of Condition

                                                                                          September 30,
(In thousands)                                                                       1998               1997
---------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks .....................................................  $    543,565       $    530,915
Money market investments:
Federal funds sold and securities and mortgages
purchased under agreements to resell ........................................       720,511            467,285
Time deposits with other banks ..............................................       102,525              5,256
Bankers' acceptances ........................................................           360              2,871
                                                                               -------------------------------
                                                                                    823,396            475,412
                                                                               -------------------------------

Investment securities available-for-sale,
        at market value .....................................................     6,228,354          5,869,770
Investment securities held-to-maturity, at cost .............................       253,138            829,105
Trading account securities, at market value .................................       253,129            224,734
Loans held-for-sale .........................................................       495,241            238,991
Loans .......................................................................    12,217,822         11,287,080
        Less--Unearned income ...............................................       350,536            344,010
             Allowance for loan losses ......................................       245,382            205,077
                                                                               -------------------------------
                                                                               $ 11,621,904         10,737,993
                                                                               -------------------------------

Premises and equipment .....................................................        408,919            390,905
Other real estate ..........................................................         25,743             12,014
Customers' liabilities on acceptances ......................................         16,288              3,005
Accrued income receivable ..................................................        141,184            144,769
Other assets ...............................................................        242,472            212,070
Intangible assets ..........................................................        220,260            227,102
                                                                               -------------------------------
                                                                               $ 21,273,593       $ 19,896,785
                                                                               ===============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits:
   Non-interest bearing ....................................................   $  2,665,528       $  2,293,394
   Interest bearing ........................................................      9,882,250          8,920,773
                                                                               -------------------------------
                                                                                 12,547,778         11,214,167
   Federal funds purchased and securities sold
     under agreements to repurchase ........................................      3,469,382          3,897,110
   Other short-term borrowings .............................................      1,515,037          1,294,693
   Notes payable ...........................................................      1,330,809          1,435,763
   Acceptances outstanding .................................................         16,288              3,005
   Other liabilities .......................................................        391,799            327,267
                                                                               -------------------------------
                                                                                 19,271,093         18,172,005
                                                                               -------------------------------
   Subordinated notes ......................................................        125,000            125,000
                                                                               -------------------------------
   Preferred beneficial interests in Popular North America's junior subordinated deferrable interest debentures guaranteed by the
      Corporation ..........................................................        150,000            150,000
                                                                               -------------------------------
   Minority interest in consolidated subsidiary ............................         30,609
                                                                               -------------------------------

   Stockholders' equity:
    Preferred stock ........................................................        100,000            100,000
    Common stock ...........................................................        825,200            411,870
    Surplus ................................................................        194,033            580,806
    Retained earnings ......................................................        510,046            376,908
    Treasury stock, at cost ................................................        (39,560)           (39,560)
    Unrealized gains on securities available-for-sale, net of
      deferred taxes .......................................................        107,172             19,756
                                                                               -------------------------------
                                                                                  1,696,891          1,449,780
                                                                               -------------------------------
                                                                               $ 21,273,593       $ 19,896,785
                                                                               ===============================


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
POPULAR, INC.                                                 3RD QUARTER REPORT
                                                              SEPTEMBER 30, 1998


Consolidated Statements of Income

                                                                       Quarter ended                Nine Months ended
                                                                       September 30,                   September 30,
(Dollars in thousands, except per share information)               1998            1997            1998            1997
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
       Loans .............................................      $  302,403      $  283,139      $  892,096      $  790,296
       Money market investments ..........................           9,566           8,237          27,585          25,619
       Investment securities .............................          93,977          97,522         277,413         257,279
       Trading account securities ........................           4,875           4,516          12,960          13,490
                                                                ----------------------------------------------------------
                                                                   410,821         393,414       1,210,054       1,086,684
                                                                ----------------------------------------------------------

INTEREST EXPENSE:
       Deposits ..........................................         101,239          95,594         300,346         268,881
       Short-term borrowings .............................          66,611          66,117         181,189         169,888
       Long-term debt ....................................          27,930          28,698          86,382          73,660
                                                                ----------------------------------------------------------
                                                                   195,780         190,409         567,917         512,429
                                                                ----------------------------------------------------------
       Net interest income ...............................         215,041         203,005         642,137         574,255
       Provision for loan losses .........................          34,667          29,849         101,756          78,949
                                                                ----------------------------------------------------------
       Net interest income after provision for loan losses         180,374         173,156         540,381         495,306
       Service charges on deposit accounts ...............          26,344          24,378          77,176          68,411
       Other service fees ................................          28,557          25,252          83,548          72,206
       Gain on sale of securities ........................           4,553             519           8,469             145
       Trading account profit ............................             506             959           2,486           2,209
       Other operating income ............................          14,261          15,201          43,379          33,820
                                                                ----------------------------------------------------------
                                                                   254,595         239,465         755,439         672,097
                                                                ----------------------------------------------------------

OPERATING EXPENSES:
       Personnel costs:
         Salaries ........................................          61,267          55,566         180,183         154,255
         Profit sharing ..................................           5,618           6,164          17,565          19,392
         Pension and other benefits ......................          17,433          17,806          52,621          51,813
                                                                ----------------------------------------------------------
                                                                    84,318          79,536         250,369         225,460
       Net occupancy expenses ............................          12,260          10,362          35,558          28,107
       Equipment expenses ................................          18,533          16,976          55,042          48,604
       Other taxes .......................................           8,035           8,215          23,902          21,971
       Professional fees .................................          14,218          11,900          40,912          32,726
       Communications ....................................           9,444           8,743          27,462          24,074
       Business promotion ................................           9,751           9,831          26,884          23,768
       Printing and supplies .............................           4,490           3,984          12,908          10,755
       Other operating expenses ..........................          10,679          10,984          32,483          29,958
       Amortization of intangibles .......................           6,890           6,810          20,523          16,089
                                                                ----------------------------------------------------------
                                                                   178,618         167,341         526,043         461,512
                                                                ----------------------------------------------------------

       Income before taxes ...............................          75,977          72,124         229,396         210,585
       Income tax ........................................          18,397          18,511          59,560          56,342
                                                                ----------------------------------------------------------

NET INCOME ...............................................      $   57,580      $   53,613      $  169,836      $  154,243
                                                                ==========================================================

NET INCOME APPLICABLE TO COMMON STOCK ....................      $   55,493      $   51,526      $  163,574      $  147,981
                                                                ==========================================================

EARNINGS PER COMMON SHARE ................................      $     0.41      $     0.38      $     1.21      $     1.11
                                                                ==========================================================


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
POPULAR, INC.                                                 3RD QUARTER REPORT
                                                              SEPTEMBER 30, 1998


Subsidiaries

     CENTRAL OFFICE
         Popular Center
         209 Munoz Rivera Avenue
         San Juan, Puerto Rico 00918
         Telephone: (787) 765-9800

     ATH COSTA RICA
         Cond. en Oficinas Ofiplaza del Este
         Edif. D- Piso 1,  San Pedro
         150 metros Oeste de la
         Rotonda de la Bandera
         San Jose, Costa Rica
         Telephone: (011) 506-280-9796

     BANCO POPULAR DE PUERTO RICO

         PUERTO RICO OFFICE
         Popular Center
         209 Munoz Rivera Avenue
         San Juan, Puerto Rico 00918
         Telephone: (787) 765-9800

     NEW YORK OFFICE
         7 West 51st St.
         New York, N.Y. 10019
         Telephone: (212) 315-2800

     VIRGIN ISLANDS OFFICE
         80 Kronprindsens Gade
         Kronprindsens Quarter
         Charlotte Amalie, St. Thomas
         U.S. Virgin Islands 00802
         Telephone: (809) 774-2300

     BANCO POPULAR, FSB
         500 Bloomfield Avenue
         Newark, New Jersey 07107
         Telephone: (201) 484-6525

     BANCO POPULAR, ILLINOIS
         4000 West North Avenue
         Chicago, Illinois 60639
         Telephone: (773) 772-8600

     BANCO POPULAR, N.A. (CALIFORNIA)
         6001 E. Washington Blvd.
         City of Commerce
         California 9004
         Telephone: (213) 724-8800

     BANCO POPULAR, N.A. (FLORIDA)
         5551 Vanguard Street
         Suite 100
         Orlando, Florida 32819
         Telephone: (407) 370-8000


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
POPULAR, INC.                                                 3RD QUARTER REPORT
                                                              SEPTEMBER 30, 1998


     BANCO POPULAR, N.A. (TEXAS)
         9600 Long Point #300
         Houston, Texas 77055
         Telephone: (713) 463-2400

     EQUITY ONE, INC.
         523 Fellowship Road, Suite 220
         Mt. Laurel, New Jersey 08054
         Telephone: (609) 273-1119

     METROPOLITANA DE PRESTAMOS, INC.
         Carr. #2 Km. 6.8
         Villa Caparra
         Guaynabo, Puerto Rico 00966
         Telephone: (787) 792-9292

     POPULAR FINANCE, INC.
         10 Salud Street
         El Senorial Condominium
         Suite 613
         Ponce, Puerto Rico 00731
         Telephone: (787) 844-2860

     POPULAR MORTGAGE, INC.
         268 Ponce de Leon Avenue
         San Juan, Puerto Rico 00918
         Telephone: (787) 753-0245

     POPULAR LEASING & RENTAL, INC.
         M-1046 Federico Costa St.
         Tres Monjitas Industrial
           Development
         San Juan, Puerto Rico 00903
         Telephone: (787) 751-4848

     POPULAR SECURITIES INCORPORATED
         Popular Center
         Suite 1020
         San Juan, Puerto Rico 00918
         Telephone: (787) 766-4200

     POPULAR CASH EXPRESS
         6200 North Hiawatha
         Suite 200
         Chicago, Illinois  60646
         Telephone: (773) 205-8300

     BANCO GERENCIAL & FIDUCIARIO
         27 de febrero Ave. #50
         Santo Domingo
         Republica Dominicana
         Telephone: (809) 473-9400

POPULAR, INC.                                                 3RD QUARTER REPORT
                                                              SEPTEMBER 30, 1998


Additional Information

BOARD OF DIRECTORS

     Richard L. Carrion, Chairman
     Alfonso F. Ballester, Vice Chairman
     Antonio Luis Ferre, Vice Chairman
     Juan A. Albors Hernandez *
     Salustiano Alvarez Mendez *
     Jose A. Bechara Bravo *
     Juan J. Bermudez
     Esteban D. Bird *
     Francisco J. Carreras
     David H. Chafey Jr.
     Luis E. Dubon Jr.
     Hector R. Gonzalez
     Jorge A. Junquera Diez
     Manuel Morales Jr.
     Alberto M. Paracchini
     Francisco M. Rexach Jr.
     J. Adalberto Roig Jr.
     Felix J. Serralles Nevares
     Julio E. Vizcarrondo Jr.
        Samuel T. Cespedes, Secretary

        *  Director of Banco Popular de Puerto Rico only

     EXECUTIVE OFFICERS

     Richard L. Carrion, Chairman of the Board,
         President and Chief Executive Officer
     David H. Chafey Jr., Senior Executive Vice President
     Jorge A. Junquera Diez, Senior Executive Vice President
     Maria Isabel P. de Burckhart, Executive Vice President
     Roberto R. Herencia, Executive Vice President
     Larry B. Kesler, Executive Vice President
     Humberto Martin, Executive Vice President
     Emilio E. Pinero, Executive Vice President
     Carlos Rom Jr., Executive Vice President
     Carlos J. Vazquez, Executive Vice President

     SHAREHOLDER INFORMATION

     SHAREHOLDER ASSISTANCE - Shareholders requiring a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact:

                          Banco Popular de Puerto Rico
                              Trust Division (725)
                             Popular Center Building
                               4th Floor Suite 400
                              209 Munoz Rivera Ave.
                           Hato Rey, Puerto Rico 00918

     PUBLICATIONS - For printed material (annual and quarterly reports, 10-K and 10-Q reports), contact Mr. Amilcar L. Jordan at the Comptroller's Division at (787) 765-9800 ext. 6101, or VISIT OUR WEBSITE AT
     HTTP://WWW.POPULARINC.COM.


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
POPULAR, INC.                                                 3RD QUARTER REPORT
                                                              SEPTEMBER 30, 1998


     DIVIDEND REINVESTMENT PLAN - The Corporation has a dividend reinvestment plan that provides the shareholder a simple, convenient and cost-effective way to acquire Popular, Inc. common stock.

     - Dividends can be automatically reinvested in additional shares at 95% of the Average Market Price.

     - Participants may make optional cash payments of at least $25 and not more than $10,000 per calendar month for investment in additional shares.

     -   No brokerage commissions are charged on purchases under this plan.

     - Participant's funds will be fully invested, because the plan permits fractions of shares to be credited to a participant's account.

     If you would like more information on this plan, please contact our Trust Division at (787) 756-3908, (787) 765-9800 ext. 5637, 5525 and 5897.





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